Exhibit 99.1

ATI Comments on Second Quarter

PITTSBURGH--(BUSINESS WIRE)--July 14, 2015--Allegheny Technologies Incorporated (NYSE: ATI) today commented that, due primarily to challenging business conditions in its Flat Rolled Products business and further weakening in demand from the oil and gas market, it expects to report a net loss attributable to ATI of $16 to $18 million, or $(0.15) to $(0.17) per share, for the second quarter 2015.

ATI said its second quarter performance continued to be pressured by the ATI Flat Rolled Products segment, which recorded its sixth quarterly operating loss over the last eight quarters. Base-selling prices for standard stainless steel sheet products fell throughout the second quarter due primarily to a record surge of low-priced imports, primarily from China, and aggressive inventory reductions by distribution customers. In addition, product margins were pressured as raw material surcharges fell throughout the second quarter primarily due to lower prices for nickel units. Shipments of standard stainless products fell significantly, compared to the first quarter 2015, as many customers reduced inventories throughout the quarter as base-selling prices and raw materials surcharges fell.

In the High Performance Materials and Components segment, demand for ATI’s specialty materials in the second quarter from the oil and gas market was much lower than expected. Demand for ATI’s specialty materials used in exploration applications and for forged products used in drilling and flow equipment applications was much weaker than during the first quarter 2015. In addition, second quarter shipments of titanium mill products to the airframe market had a less favorable product mix.

Hot-Rolling and Processing Facility (HRPF) start-up costs in the second quarter were largely in line with previous estimates, even with the issues related to the previously announced defective rotary crop shear (RCS) component. The RCS component replacement remains on schedule.

On June 15, 2015, ATI announced that it had achieved qualification for its premium-titanium products used in jet engine rotating parts made using ATI’s premium-quality (PQ) titanium sponge. With this approval, ATI is now integrated for titanium alloys from PQ sponge through melting processes, to mill products, and to parts and components, such as our fully machined forgings and investment castings, used in next-generation and legacy jet engines and airframes.

ATI will provide live Internet listening access to its conference call with investors and analysts scheduled for Tuesday, July 21, 2015 at 8:30 a.m. ET. The conference call will be conducted after the Company’s planned release of second quarter 2015 results. The conference call will be broadcast, and accompanying presentation slides will be available, at www.ATImetals.com. To access the broadcast, go to the home page and select “Conference Call”. Replay of the conference call will be available on the ATI website.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which we are unable to predict or control, that may cause our actual results, performance or achievements to materially differ from those expressed or implied in the forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those projected in the forward-looking statements is contained in our filings with the Securities and Exchange Commission. We assume no duty to update our forward-looking statements.

Creating Value Thru Relentless Innovation™

Allegheny Technologies Incorporated is one of the largest and most diversified specialty materials and components producers in the world with revenues of approximately $4.4 billion for the twelve months ended March 31, 2015. ATI has approximately 9,600 full-time employees world-wide who use innovative technologies to offer global markets a wide range of specialty materials solutions. Our major markets are aerospace and defense, oil and gas/chemical process industry, electrical energy, medical, automotive, food equipment and appliance, and construction and mining. The ATI website is www.ATImetals.com.

CONTACT:
Allegheny Technologies
Dan L. Greenfield, 412-394-3004